Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS RECEIVES REQUEST FROM ARIGENE FOR EXTENSION OF TENDER OFFER PERIOD

DURHAM, N.C. – December 23, 2009 – Trimeris, Inc. (Nasdaq: TRMS) (“Trimeris”) today announced that in connection with the Agreement and Plan of Merger dated October 2, 2009, as amended, by and among Trimeris, Arigene Co., Ltd. and RTM Acquisition Company (“Arigene” and “Purchaser,” respectively) (the “Merger Agreement”), Arigene has requested through counsel that Trimeris consent to an extension of the expiration date of the tender offer for all of Trimeris’ outstanding shares of common stock commenced by Arigene and the Purchaser on October 19, 2009. Arigene has requested an extension of the expiration date of the tender offer to January 15, 2010.

Under the Merger Agreement, the tender offer is due to expire 5:00 p.m., New York City time, on Monday, December 28, 2009 unless the parties agree otherwise. Trimeris was informed that, unless the expiration date of the tender offer is extended as requested, Arigene and the Purchaser may not have sufficient funds and available financing to purchase all shares of Trimeris common stock validly tendered and not withdrawn as of the expiration of the offer. While Trimeris is evaluating Arigene’s request to extend the tender offer period and amend the Merger Agreement, Trimeris believes that if sufficient shares are duly tendered and not withdrawn at the scheduled expiration of the tender, all conditions to Arigene’s obligation to consummate the tender offer will be satisfied and Arigene will be obligated to purchase such tendered shares.

Trimeris will also evaluate its rights and remedies under the Merger Agreement if Arigene does not complete the purchase of shares tendered under the offer.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of the Company’s drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of the Company’s products; the results of the Company’s previous clinical trials are not necessarily indicative of future clinical trials; and the Company’s drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

—end—